Exhibit 99.1

NEXMED, INC. TO ACQUIRE BIO-QUANT, INC.

Cash Flow Positive, Growing Business Provides NexMed with Pre-clinical Capabilities, Added Licensing Expertise and Critical Mass;
Transaction May Enable Continued NASDAQ Listing

Conference Call to Be Held at 9:00 am EST Today

East Windsor, NJ, November 23, 2009 -- NexMed, Inc. (Nasdaq: NEXM), a developer of products based on the NexACT® technology, today announced that it has entered into a definitive agreement to acquire Bio-Quant, Inc., a revenue generating privately-held leading research organization for in vitro and in vivo contract drug discovery and pre-clinical development services, headquartered in San Diego, CA.  Upon closing of the transaction, which is expected before the end of the year, Bio-Quant will become a wholly-owned subsidiary of NexMed.  Bassam Damaj, Ph.D., co-founder, current Chief Executive Officer and Chief Scientific Officer of Bio-Quant, will become Chief Executive Officer of NexMed, replacing Vivian Liu, who will transition to the role of Executive Vice President and, in that capacity, Ms. Liu will continue to be responsible for leading the business development and licensing efforts for NexMed’s clinical programs.  Mark Westgate will remain as NexMed’s Chief Financial Officer.  The Board will be composed of three Bio-Quant nominees and four NexMed nominees, and Ms. Liu is expected to be appointed as Chairman of the Board.

The agreement provides for NexMed’s issuance of 4,000,000 unregistered shares of its common stock to the Bio-Quant shareholders and a promissory note (the “Note”) in the amount of approximately $12.1 million due on December 31, 2010.  NexMed can elect to pay all or any portion of the Note by issuing its common stock.  Such repayment in common stock is contingent upon NexMed shareholder approval.  As a condition to closing, there will be a Bio-Quant shareholders meeting.  Certain key shareholders of Bio-Quant have agreed to vote in favor of the transaction.

Commenting on today’s news, Ms. Liu stated, “We look forward to welcoming the Bio-Quant team as a NexMed subsidiary.  Through this transaction, NexMed acquires a revenue generating, cash flow positive business which has grown over 250% in the past five years and is continuing to grow at present.  Moreover, we will gain preclinical capabilities, add valuable licensing expertise and be able to leverage Bio-Quant’s existing relationships with key pharmaceutical companies – all of which will aid in the continued development and the ultimate commercialization of our products under development.”

Dr. Damaj, noted, “We are delighted to become part of NexMed, a company with a novel technology and innovative products which we believe can be better monetized and generate value for our shareholders.  While continuing our normal course of business as a leading CRO, we will be adding our established and growing business, resources, and expertise to NexMed, which should allow NexMed to continue its business development in a more rapid and efficient manner.”

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Mark Westgate added, “The acquisition of Bio-Quant was an integral part of our compliance plan presented to the NASDAQ Listing Qualification Panel (the “Panel”) on Thursday, November 12, 2009.  We are hopeful that the signing of this agreement will give the Panel further confidence that we will regain and maintain compliance with all applicable continued listing requirements.  While we have yet to receive a decision from the Panel, we are optimistic that the Panel will continue our listing pending the implementation of our plan.”

FTN Equity Capital Markets Corp., in New York City, has served as NexMed’s financial advisor in the structuring and negotiations of this transaction.

Conference Call
The Company will hold a conference call to discuss this announcement, today, Monday, November 23, 2009 at 9:00 am EST. The call can be accessed in the U.S. by dialing 877-407-9205 and outside of the U.S. by dialing 201-689-8054 and asking the conference operator for the NexMed Conference Call.  The teleconference replay is available for one week by dialing in the U.S. 877-660-6853 and outside of the U.S. by dialing 201-612-7415.  Replay pass codes 286 and 338281 are both required for playback.  The conference call will also be Webcast live at URL http://www.investorcalendar.com/IC/CEPage.asp?ID=152583.  The Webcast replay will be available for three months.

About NexMed
NexMed’s pipeline includes a late stage terbinafine treatment for onychomycosis, a late stage alprostadil treatment for erectile dysfunction, a Phase 2 alprostadil treatment for female sexual arousal disorder, and an early stage treatment for psoriasis. For further information, go to www.nexmed.com.

About Bio-Quant
Founded in 1999, Bio-Quant is the largest specialty CRO based in San Diego and is one of the industry's most experienced CROs for in vitro and in vivo pharmacology services and research models specializing in oncology, inflammation, immunology, and metabolic diseases, including diabetes.   For further information, go to www.bio-quant.com

Statements under the Private Securities Litigation Reform Act: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described, including, but not limited to, maintaining NexMed’s listing on NASDAQ, closing of the Bio-Quant acquisition, entering into licensing agreements for products under development, obtaining regulatory approval for its products under development, entering into a strategic transaction for the company, pursuing growth opportunities, and/or other factors, some of which are outside the control of the Company.

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NexMed Contact:	NexMed Investor Relations:	Bio-Quant Investor Relations:
Mark Westgate, CFO	Paula Schwartz	Edward M. Cox, President
NexMed, Inc.	Rx Communications Group, LLC	Bio-Quant, Inc.
(609) 371-8123, ext: 159	(917) 322-2216	(858) 450-0048
mwestgate@nexmed.com	pschwartz@rxir.com	ecox@bio-quant.com